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                                                                 EXHIBIT 10.5(c)

                      AGREEMENT TO DEFER RECEIPT OF SHARES
                            FOLLOWING OPTION EXERCISE

Fill in all of the following blanks with respect to your election to defer receipt of shares following an option exercise. Please print. Complete a separate Agreement to Defer for each option grant for which you elect to defer.

Date:
      ---------------

Name:
      -------------------

Date of Option Grant:
                      ----------------------

Option Grant Number (e.g. 001462):
                                   ----------------

Name of Option Plan
(e.g., 1990 Stock Option Plan):
                                --------------------------

Number of Shares Remaining to be Exercised in Option:
                                                      --------------------------

Number of Shares Covered by this Deferral Election:
                                                    ----------------------------

Date of Distribution:
                      -----------------------------------------
                      (See Paragraph 7 below for instructions.)

Beneficiary designation:
                         --------------------------------------
                            (See Paragraph 12 and 13 below.)

     This Agreement is made and entered into as of the date stated above by and between the individual named above (the "Participant") and First Tennessee National Corporation (the "Corporation").

                                   WITNESSETH

     WHEREAS, the Corporation has established a stock option enhancement program (the "Program") for certain employees of the Corporation and its subsidiaries pursuant to which the grantee of a stock option who complies with the terms and conditions of the Program is permitted to elect to defer receipt of shares covered by an option and thereby defer recognition of income for federal income tax purposes at the time of the option exercise; and

     WHEREAS, Participant has been selected to participate in the Program, subject to the right of the Human Resources Committee of the Board of Directors to cancel the Program as to any unexercised options;


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     NOW, THEREFORE, in consideration of the promises made herein, Participant and the Corporation do agree as follows:

     1. Subject to the terms and conditions of the Program described below, Participant hereby irrevocably elects to defer receipt of the shares specified following the exercise of the option, or portion thereof, specified for the period of time specified, and the Corporation agrees to deliver to Participant at the time specified the shares whose receipt has been deferred (adjusted to reflect any stock splits and stock dividends as described below) and an amount of cash equivalent to the dividends that would have been paid had Participant received the shares immediately following the exercise of the option plus interest on such dividend equivalents at a 10-year Treasury rate of interest, all as described below.

     2. Participant is permitted to exercise the option covered by this Agreement at any time beginning at least 6 months after the date of this deferral agreement and ending on the last day of the term of the option.

     3. If Participant has elected to defer receipt of a number of shares that is less than the number of shares that is exercisable under the option, then the receipt of shares will be deferred as follows: on the first (and, if necessary, subsequent) exercise of the option occurring at least 6 months following the date of this deferral agreement, receipt of shares will be deferred until the number of shares elected for deferral has been reached.

     4. The option cannot be exercised by tendering cash in payment of the exercise price. Participant must pay the exercise price with Corporation common stock. Participant must use the "attestation" method of exercising the option. Under the attestation method, Participant (and, if applicable, Participant's broker or bank or other party) must sign an attestation form, which must be submitted at the time of the option exercise, certifying ownership of a sufficient number of shares of Corporation common stock to pay the exercise price. Actual share certificates are not to be delivered to the Corporation.

     5. The shares attested to must be "mature" shares; that is, the shares must either have been purchased on the open market by Participant or if the shares were acquired directly from the Corporation pursuant to an employee benefit plan, the shares must have been owned without any restrictions on transfer for at least six months prior to the option exercise.

     6. Participant must be a current employee of the Corporation or one of its subsidiaries both at the time of execution of this Agreement and at the time of the exercise of the option. If Participant's employment terminates for any reason prior to the exercise of the option, then this Agreement is canceled.


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     7.   Participant must select a deferral period, at the end of which shares whose receipt has been deferred and earnings thereon will be paid to Participant, subject to Paragraph 12 herein. The payment date is referred to herein as the "Date of Distribution." Participant may specify any future date, not to exceed actual retirement plus five years, as the Date of Distribution. Alternatively, Participant may specify payment to be made "on retirement" or "on retirement plus ___________ years and __________ months." Under this alternative, the payment date may not exceed actual retirement plus five years. For all purposes hereof, the term "retirement" includes any retirement, whether it is a normal or an early retirement. If the Date of Distribution is not a business day, payment will be made on the next day that is a business day.

     8. When Participant decides to exercise the option, Participant must exercise the option for all of the shares covered by this deferral election. Upon the exercise of the option, no shares will be transferred to Participant and a deferral account will be established by the Corporation, consisting of a subaccount reflecting phantom stock units and a subaccount representing cash equal to the earnings credited to the account with respect to dividend equivalents and interest thereon. Participant's phantom stock subaccount will be credited with phantom stock units, based on the number of shares covered by this deferral election with respect to which the option was exercised by Participant, net of the number of shares attested to in payment of the exercise price, with each phantom stock unit being equivalent to one share of the Corporation's common stock. (NOTE: The number of phantom stock units credited to Participant's account is equal to the number of shares covered by the deferral election minus the number of shares attested to in payment of the option exercise price.)

     9. Any stock split and stock dividend that is declared with respect to the Corporation's common stock having a payment date that occurs after exercise of the option and before the deferral period has terminated will result in a corresponding stock split or stock dividend being made with respect to the phantom shares of the Corporation's common stock in Participant's deferral account. In other words, Participant will be issued that number of shares of the Corporation's common stock at the termination of the deferral period that Participant would have owned had he or she exercised the option without deferring receipt of the shares and then maintained ownership of such common stock through the payment date of the stock dividend or stock split.

     10. Earnings will be credited to Participant's cash subaccount and accrued on the phantom stock units as follows: on each date on which the Corporation pays a dividend on its shares of common stock, an amount equal to such dividend will be credited to Participant's account with respect to each phantom stock unit. Then, as of January 1st of each year, an additional amount will be credited to Participant's account to reflect earnings on the dividend equivalents from the time they were credited to the account for the prior plan year. The rate of earnings credited for the year will be the rate disclosed under the caption "Annualized Ten Year Treasury Rate" in the Federal Reserve Statistical Release in January of the year following the


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          year with respect to which earnings are to be credited, and the amount will be computed by multiplying the dividend equivalent by the rate by a factor representing the fraction of the year (100% for a January 1 dividend equivalent, 75% for an April 1 dividend equivalent, 50% for a July 1 dividend equivalent, and 25% for a October 1 dividend equivalent) remaining after the dividend equivalent was credited to Participant's account. Interest will compound as follows: for any cash credited to the account that existed on the first day of the prior plan year (excluding any dividend equivalent that is credited to the account on such day), earnings will be credited in an amount equal to the amount of such cash multiplied by the applicable ten year treasury rate factor. For the portion of the Plan year in which the Date of Distribution occurs, earnings will be credited on any cash credited to the account during such year from the time such cash is credited through the Date of Distribution at the rate employed for the previous year.

     11. Payment from Participant's deferral account will be made in a single lump sum, computed as follows: with respect to Participant's phantom stock subaccount, one share of the Corporation's common stock will be paid to Participant for each phantom stock unit credited to such subaccount, and with respect to Participant's cash subaccount, cash in the amount credited to the subaccount will be paid to Participant.

     12. Payment from Participant's deferral account will be made to Participant (or, in the event of Participant's death, his or her beneficiary) on the earliest of the date selected by Participant as the Date of Distribution, the date of a change in control as defined in the Plan specified above or a date selected by the Corporation following Participant's death, disability, or termination of employment for any reason other than normal or early retirement that is no later than the last day of the month following the month in which there occurs the death, disability, or termination of employment of Participant for any reason other than normal or early retirement.

     13. For any and all purposes of this deferral agreement and the Plan specified above, Participant designates the person specified above as his/her beneficiary under the Plan.

     14. Participant is limited to one deferral agreement per option grant outstanding at any one time.

     15. The Human Resources Committee of the Board of Directors retains the right to cancel the Program and prohibit deferral of receipt of shares following an option exercise with respect to any unexercised options then held by Participant upon notice to Participant.

     16. The Human Resources Committee is authorized to interpret and administer the Program and the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, Participant has executed and the Corporation has caused its duly
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authorized officer to execute this Agreement, each as of the day and year first above written.

FIRST TENNESSEE NATIONAL CORPORATION


By:
    -----------------------------       ----------------------------------------
    Executive Vice President,           Participant
    Division Manager Personnel,
    or other authorized signatory

Risk Statement:

If the fair market value of Corporation common stock drops below the fair market value on the date of exercise of the option (with respect to which receipt of shares is deferred) and does not recover before the end of the deferral period, a portion of the value of such shares will be lost. Thereafter, the value of such shares may increase or decrease further.

If Participant does not exercise the option covered by this Agreement in accordance with all of the terms of this Agreement, the option will be forfeited by Participant and canceled by the Corporation.


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